EXHIBIT 10.12

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of April 30, 2007 (the “Effective Date”), by and among BioLargo, Inc., formerly known as NuWay Medical, Inc., a Delaware corporation (“BioLargo”), BioLargo Life Technologies, Inc., a California corporation (“BLTI” and collectively with BioLargo, “Company”), whose address is 2603 Main Street, Suite 1155, Irvine, California 92614, and Kenneth Reay Code (“Executive”), an individual, with reference to the following:

A. Executive has certain technical knowledge, skills and abilities pertaining to the business in which Company engages.

B. Each of BioLargo and BLTI wish to employ Executive as its Chief Technical Officer, and Executive wishes to accept employment with Company, all on the terms and subject to the conditions set forth in this Agreement.

Accordingly, the parties agree as follows:

1. EFFECTIVE DATE AND TERM. Unless sooner terminated as provided in this Agreement, including as a result of Company’s early termination of this Agreement as provided in Section 4 below, the Company shall employ Executive for a term commencing on the Effective Date and expiring on the fifth anniversary of the Effective Date (the “Expiration Date”. This Agreement shall in all respects terminate on the Expiration Date, except for those obligations of either party that are expressly stated to continue after such time or by nature will continue after such time. The period beginning on the Effective Date and ending on the earlier of the Expiration Date or the date Executive’s employment under this Agreement actually terminates is referred to as the “Term.”

2. POSITION AND DUTIES.

2.1 General Duties. Executive shall serve BioLargo and/or BLTI as either of them may from time to time require, as their respective Chief Technology Officer, and in such capacity shall be one of the Company’s senior executive officers. Executive’s duties shall be consistent with such position. In carrying out his duties, Executive shall use Executive’s best efforts, skills, judgment and abilities, and shall at all times promote Company’s interests and perform and discharge well and faithfully, those duties. Executive shall report directly to the Company’s Board of Directors. In acting on Company’s behalf, Executive shall observe and be governed by all of Company’s rules and policies. During the Term, the Company shall cause to have Executive be nominated for election as a Director to serve on the Board of Directors of each of BioLargo and BLTI.

2.2 Full Time Employment. At all times during the Term, Executive shall devote Executive’s full business time, attention and energies to Company’s business, and shall furnish services for Company and for its subsidiaries, affiliates and divisions. During the Term, Executive shall not engage in any activity that would materially interfere with or adversely affect Executive’s performance of Executive’s duties under this Agreement or which could reasonably be expected to be competitive with or adverse to the business of Company or any of its subsidiaries, affiliates or divisions.

2.3 Place of Performance. In connection with Executive’s employment under this Agreement, Executive shall be based at Company’s office located in Irvine, California, and at the offices of IOWC Technologies Inc. (“IOWC”) or the facility contemplated pursuant to Section 3A of this Agreement, in Edmonton, Alberta, Canada.

3. COMPENSATION.

3.1 “Compensation”. “Compensation” means the Base Salary (as defined below) and bonus, if any, pursuant to this Section 3.

3.2 Base Salary. For all services rendered pursuant to this Agreement to BioLargo, BLTI or either or both of them, commencing on the Effective Date Executive shall receive a base salary (as may be adjusted from time to time, the “Base Salary”) of $15,400 per month. At each anniversary date the Base Salary shall be increased by 10% without further action by the Company. Company, acting in its sole and absolute discretion, may increase, but not decrease, the Base Salary by more than the automatic 10% increase.

3.3 Bonus. Executive shall be eligible to receive a bonus in such amount, and from time to time, as determined by the Compensation Committee of the Board of Directors in its sole and absolute discretion.

3.4 Benefits. Executive shall be eligible to receive the following benefits during the Term, at such time as such benefits are made available to the senior employees of the Company generally:

3.4.1 Heath Insurance Premium Payments for Executive and Executive’s immediate family;

3.4.2 Car Allowance of $800 per month in arrears;

3.4.3 Paid Vacation of four weeks per year plus an additional two weeks per year for each full year of service during the Term up to a maximum of ten weeks per year;

3.4.4 Life insurance for the benefit of his estate, equal to three the times his annual Base Salary;

3.4.5 Disability Insurance; and

3.4.6 Participation in the Company’s stock option plan as determined by the Compensation Committee of the Board of Directors in its sole, full and absolute discretion.

3.5 Expenses. Company shall reimburse Executive for all reasonable and ordinary expenses determined in Company’s sole discretion that Executive incurs or pays during the Term in performing Executive’s services under this Agreement. Company shall, however, be required to make any such reimbursement only after Executive presents appropriate written expense statements, vouchers or such other supporting information in accordance with Company’s reimbursement policies, as Company may adopt from time to time. Company shall notify Executive of any dispute with respect to any such expenses within three months of any request for reimbursement or the expense shall be classified as non-recoverable.

3.5.1 Company will supply one credit or debit card in the Company name and Executive name drawn on the Company bank, to Executive in lieu of expense advances, subject always to the requirements set forth above.

3.5.2 Reimbursement in general shall be in arrears and payable within 30 days of submission to the Company.

3.6 Payment of Compensation. All Compensation and other amounts payable to Executive under this Agreement, whether for a period during or after the Term, shall be paid in such installments and on such schedule as Company may from time to time implement for general payroll purposes, provided that the Base Salary shall be paid at least monthly. Any Base Salary required to be paid to Executive upon a termination of Executive’s employment in excess of amounts accrued through the Date of Termination (as defined below) shall be paid in the same manner that Base Salary is paid during the Term, but not more than 30 days from the Date of Termination. Any payments made by the Company shall be designated by the Company as applied towards base compensation, bonus payment or other remuneration as the case may be. Any payments made prior to the effective date of this Agreement shall not be applied to any calculations called for in this Agreement.

3.7 Payee. Executive hereby designates IOWC as the payee for such portions of the Compensation under this Agreement as the Executive may from time to time direct, and such payments shall be paid and remitted to such place as Executive may request in writing from time to time.

3A. RESEARCH FACILITY. Subject to the approval of BioLargo’s Board of Directors, Company agrees to rent premises in the Edmonton, Alberta, Canada area, at such location as shall be mutually agreed upon between Company and Executive, and to provide equipment at such premises to permit ongoing work in furtherance of Company’s technology and product development conducted by Executive for the benefit of Company.

4. TERMINATION AND COMPENSATION UPON TERMINATION.

4.1 Definitions.

4.1.1 “Date of Termination” has the following meaning: (a) in the case of a termination of Executive’s employment pursuant to this Agreement due to Executive’s death or Disability (as defined below), the date Executive dies or the date on which it is determined that Executive has suffered a Disability, as applicable; and (b) in the case of any other termination of Executive’s employment pursuant to this Agreement, the date specified for termination of Executive’s employment in the Notice of Termination (as defined below), provided that the date specified shall be no earlier than the time the Notice of Termination is delivered.

4.1.2 “Notice of Termination” means a written document delivered by the party terminating this Agreement to the other party that specifies (i) the section of this Agreement pursuant to which termination is being made and (ii) the effective date of the termination (the “Date of Termination”).

4.2 Effectiveness of Termination. Termination of Executive’s employment, for any reason, shall be effective upon the Date of Termination. On the Date of Termination, this Agreement shall forever terminate, subject to Section 4.9.2.

4.3 Death. Upon Executive’s death, this Agreement shall automatically forever terminate.

4.4 Disability. Company may, acting in its sole and absolute discretion, terminate Executive’s employment under this Agreement because of Executive’s Disability by delivering to Executive of a Notice of Termination. For purposes of this Agreement, “Disability” means Executive’s physical or mental incapacity or illness rendering Executive unable to perform Executive’s duties under this Agreement on a long-term basis (i) as evidenced by Executive’s failure or inability to perform Executive’s duties under this Agreement for a total of 120 days in any 360 day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier.

4.5 Termination by Company Without Cause. Company may, acting in its sole and absolute discretion, at any time terminate Executive’s employment under this Agreement, with or without prior notice, with or without Cause (as defined below), or for any reason whatsoever or for no reason, by delivering to Executive a Notice of Termination.

4.6 Termination for Cause. Company may at any time terminate Executive’s employment for Cause by delivering to Executive a Notice of Termination. For purposes of this Agreement, “Cause” means that the Company, reasonably and in good faith, forms the belief that Executive has (i) committed any act or omission constituting a material breach of this Agreement; (ii) engaged in gross negligence or willful misconduct in connection with the Company’s business; (iii) been convicted of, or plead guilty or nolo contendre in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft; (iv) resigned from this employment for any reason other than Company’s material breach of this Agreement (v) undertaken any act injurious to the Company’s business, including insubordination or failure to follow a directive of any of Executive’s superiors.

4.7 Voluntary Termination. Executive may terminate Executive’s employment with Company at any time, for any reason whatsoever, by giving Company a Notice of Termination.

4.8 Involuntary Termination. Company may terminate this Agreement in conjunction with a merger, acquisition, bankruptcy or dissolution of the Company. Any termination pursuant to this paragraph shall cause any unvested options held by Executive to immediately vest and Company shall pay Executive the amounts provided for in Section 4.9 below.

4.9 Payment Upon Termination. If Executive’s employment under this Agreement is terminated:

4.9.1 by Company pursuant to Section 4.5, Executive shall be entitled to receive (i) all Compensation that has accrued through the Date of Termination, plus (ii) a severance payment equal to one year’s Compensation, plus the greater of (A) an additional one half year’s Compensation for each year of full service since the Effective Date or (B) an additional one half year’s Compensation for each full year of the Term remaining at the Date of such termination; provided, however, that if at any time while Company is required to pay severance to Executive pursuant to clause (ii) of this paragraph any event occurs that would cause the termination of Executive’s employment (for example, Executive dies) or give rise to the right of Company to terminate this Agreement for Cause or due to Executive’s Disability were Executive still employed pursuant to this Agreement, then Company’s obligation to pay such severance shall thereupon immediately terminate; or

4.9.2 for any other reason except for termination pursuant to Section 4.5 or 4.6), Executive (or in the case of Executive’s death, Executive’s estate or other legal representative) shall only be entitled to receive the Compensation accrued through the Date of Termination.

4.10 Effect of Termination. The amounts payable to Executive pursuant to Section 4.9 upon a termination of Executive’s employment shall upon payment constitute full and complete satisfaction of Company’s obligations to Executive in connection with this Agreement and Company’s employment of Executive. Executive shall have no further rights or remedies with respect to or against Company in connection with this Agreement or Company’s employment of Executive.

Notwithstanding anything to the contrary in this Agreement, Executive’s representations, warranties, covenants, duties and other obligations set forth under Sections 5, 6, 7 and 11 of this Agreement shall survive and continue after any termination of this Agreement, regardless of the reason for the termination.

4.11 Parachute Tax Gross-Up. To the extent that the grant, payment or acceleration of payment of any amount under this Agreement (a “Benefit”) is subject to golden parachute excise tax under Section 4999(a) of the Code (a “Parachute Tax”), Company shall pay Executive an amount of cash (the “Gross-Up Amount”) such that the “net” Benefit received by Executive under this Agreement, after paying all applicable Parachute Taxes (including those on the Gross-Up Amount) and any federal or state taxes on the Gross-Up Amount, shall be equal to the Benefit that Executive would have received if such Parachute Tax had not been applicable.

5. WORK MADE FOR HIRE

5.1 Executive and/or designates of the Executive shall promptly and fully inform the Company of, and disclose to the Company , any and all ideas, processes, trademarks, trade names, service marks, service mark applications, copyrights, mask work rights, fictitious business names, technology, patents, know-how, trade secrets, computer programs, original works of authorship, formulae, concepts, themes, inventions, designs, creations, new works, derivative works and discoveries, and all applications, improvements, rights and claims related to any the foregoing, and all other intellectual property, proprietary rights and work product, whether or not patentable or copyrightable, registered or unregistered or domestic or foreign, and whether or not relating to a published work, that Executive develops, makes, creates, conceives or reduces to practice during the Term, whether alone or in collaboration with others (collectively, “Invention Ideas”). Executive hereby assigns to the Company exclusively in perpetuity throughout the world all right, title and interest (choate or inchoate) in (i) the Invention Ideas, (ii) all precursors, portions and work in progress with respect thereto and all inventions, works of authorship, mask works, technology, information, know-how, materials and tools relating thereto or to the development, support or maintenance thereof and (iii) all copyrights, patent rights, trade secret rights, trademark rights, mask works rights, sui generis database rights and all other intellectual and industrial property rights of any sort and all business, contract rights, causes of action, and goodwill in, incorporated or embodied in, used to develop, or related to any of the foregoing (collectively "Intellectual Property"). All copyrightable Invention Ideas are intended by Executive to be a “work-made-for-hire” by Executive for Company and owned by Company pursuant to Section 201 (b) of Title 17 of the United States Code

Executive shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Company may reasonably request in order to obtain patent or copyright registration on all Invention Ideas and Intellectual Property , and shall execute and deliver all documents, instruments and agreements, including the formal execution of an assignment of copyright and/or patent application or issued patent, and do all things necessary or requested by the Company, in order to enable Company to ultimately and finally obtain and enforce full and exclusive title to all Invention Ideas and Intellectual Property and all rights assigned pursuant to this Section 5. Executive hereby appoints the Company as Executive’s irrevocable attorney-in-fact for the purpose of executing and delivering all such documents, instruments and agreements, and performing all such acts, with the same legal force and effect as if executed and delivered and taken by Executive.

5.2 If for any reason the foregoing assignment is determined to be unenforceable Executive grants to Company a perpetual, irrevocable, worldwide, royalty-free, exclusive, sub-licensable right and license to exploit and exercise all such Invention Ideas and Intellectual Property.

5.3 Because of the difficulty of establishing when Executive first conceives of or develops Intellectual Property, proprietary rights or work product or whether such Intellectual Property, proprietary rights or work product results from access to Company’s confidential and proprietary information or equipment, facilities or data, Executive agrees that any Intellectual Property, proprietary rights and work product shall be presumed to be an Invention Idea if it is conceived, developed, used, sold, exploited or reduced to practice by Executive or with the aid of Executive within one year after the normal termination of Executive’s employment with Company. Executive can rebut that presumption if Executive proves that the intellectual property, proprietary rights and work product (i) was first conceived or developed after termination of Executive’s employment with and by Company; (ii) was conceived or developed entirely on Executive’s own time without using Company’s equipment, supplies, facilities or confidential and proprietary information; and (iii) did not result from any work performed by Executive for or on behalf of Company.

5.4 Executive acknowledges that there is no intellectual property, proprietary right or work product that Executive desires not to be deemed Invention Ideas or Intellectual Property and thus to exclude from the above provisions of this Agreement. The parties agree and acknowledge that that certain Research and Development Agreement dated August 11, 2006, as amended on August 14, 2006, as of December 20, 2006 and as of March 30, 2007, by and among BLTI, BioLargo, IOWC and Executive is terminated effective with the execution of this Agreement. To the best of Executive’s knowledge, there is no other existing contract in conflict with this Agreement or any other contract to assign ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents or copyrights that is now in existence between Executive and any other person or entity.

5.5 This Section 5 shall not operate to require Executive to assign to Company any of Executive’s rights to inventions, intellectual properties or work products that would not be assignable under the provisions of California Labor Code Section 2870. Executive represents and warrants to Company that this paragraph constitutes Company’s written notification to Executive of the provisions of Section 2870 of the California Labor Code, and Executive represents and warrants to Company that Executive has reviewed Section 2870 of the California Labor Code.

6. UNFAIR COMPETITION AND PROTECTION OF PROPRIETARY INFORMATION.

6.1 Executive shall not at any time (including after Executive’s employment with Company terminates) divulge, furnish or make accessible to anyone any of Company’s Proprietary Information, or use in any way any of Company’s Proprietary Information other than as reasonably required to perform Executive’s duties under this Agreement. Executive shall not undertake any other acts or omissions that would reduce the value to Company of Company’s Proprietary Information. The restrictions on Executive’s use of Company’s Proprietary Information shall not apply to knowledge or information that Executive can prove is part of the public domain through no fault of Executive. Executive agrees that such restrictions are fair and reasonable.

6.2 Executive agrees that Company’s Proprietary Information constitutes a unique and valuable asset of Company that Company acquired at great time and expense, and which is secret and confidential and will only be available to or communicated to Executive in confidence in the course of Executive’s provision of services to Company. Executive also agrees that any disclosure or other use of Company’s Proprietary Information other than for Company’s sole benefit would be wrongful, would constitute unfair competition and will cause irreparable and incalculable harm to Company and to its subsidiaries, affiliates and divisions. In addition to all other remedies Company may have, it shall have the right to seek and obtain appropriate injunctive and other equitable relief, including emergency relief, to prevent any violations of this Section 6.

6.3 Executive agrees that Company’s employees constitute a valuable asset of Company. Executive agrees that Executive shall not, during the Term and for a period of two years thereafter, directly or indirectly, for Executive or on behalf of any other person or entity, solicit any person who was an employee of or consultant to Company (at any time while Executive is performing any services for Company, or at any time within twelve months prior to or after such solicitation) for a competing business or otherwise induce or attempt to induce any such persons to terminate their employment or relationship with Company or otherwise to disrupt or interfere, or attempt to disrupt or interfere, with Company’s employment or relationships with such persons. Executive agrees that any such solicitation, inducement or interference would be wrongful and would constitute unfair competition, and will cause irreparable and incalculable harm to Company. Further, Executive shall not engage in any other unfair competition with Company. Executive agrees that such restrictions are fair and reasonable.

6.4 Executive recognizes and agrees that Executive has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including stored computer files, e-mail messages and voice messages), and that Executive’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

6.5 As used in this Agreement, “Company’s Proprietary Information” means any knowledge, trade secrets (including “trade secrets” as defined in Section 3426.1 of the California Civil Code), Invention Ideas, proprietary rights or proprietary information, intangible assets or property, and other intellectual property (whether or not copyrighted or copyrightable or patented or patentable), information and materials (including processes, trademarks, trade names, service marks, service mark applications, copyrights, mask work rights, technology, patents, patent applications and works of authorship), in whatever form, including electronic form, and all goodwill relating or appurtenant thereto, owned or licensed by Company or any of its subsidiaries, affiliates or divisions, or directly or indirectly useful in any aspect of the business of Company or its subsidiaries, affiliates or divisions, whether or not marked as confidential or proprietary and whether developed by Executive, by Company or its subsidiaries, affiliates or divisions or by others. Without limiting the foregoing, Company’s Proprietary Information includes (a) the names, locations, practices and requirements of any of Company’s customers, prospective customers, vendors, suppliers and personnel and any other persons having a business relationship with Company; (b) confidential or secret development or research work of Company or its subsidiaries, affiliates or divisions, including information concerning any future or proposed services or products; (c) Company’s accounting, cost, revenue and other financial records and documents and the contents thereof; (d) Company’s documents, contracts, agreements, correspondence and other similar business records; (e) confidential or secret designs, software code, know how, processes, formulae, plans and devices; and (f) any other confidential or secret aspect of the business of Company or its subsidiaries, affiliates or divisions.

7. RESTRICTION OF EXECUTIVE’S ACTIVITIES. During the Term, including any period during which the Company is making any payments to Executive pursuant to this Agreement, neither Executive nor any person or entity acting with or on Executive’s behalf, nor any person or entity under the control of or affiliated with Executive, shall, directly or indirectly, in any way Compete with the Company. Executive agrees that, if Executive has any business to transact on Executive’s own account that is similar to the business entrusted to Executive by Company, Executive shall notify Company and always give preference to Company’s business. Executive agrees that such restrictions are fair and reasonable. For purposes of this Agreement, “Compete” means doing any of the following: (i) selling products or services to any person or entity that was or is (at any time, including during the Term and the period when the provisions of this paragraph are in effect) a client or customer of Company (or its subsidiaries, affiliates or divisions) or on a list of prospective clients or customers of Company, or calling on, soliciting, taking away or accepting any such person or entity as a client or customer, or any attempt or offer to do any of the foregoing; (ii) entering into, or any attempt or offer to enter into, any business, enterprise or activity that is in any way similar to or otherwise competitive with the business that the Company (or its subsidiaries, affiliates or divisions) conducted at any time during the Term or any time the provisions of this paragraph are in effect, or (iii) directly or indirectly assisting any person or entity to take or attempt or offer to take any of the actions described in the foregoing clauses (i) or (ii).

8. NOTICES. Any notice, statement, request or consent made hereunder shall be in writing and shall be given as follows: (a) to Executive by Federal Express, or any other nationally (US and Canada) recognized overnight carrier, addressed to Executive at his address stated as set forth in the preamble paragraph of this Agreement or at such other address as Executive may designate by notice to Company as provided herein, and (b) to Company by Federal Express or any other nationally (US and Canada) recognized overnight carrier to Company’s s address stated as set forth in the preamble paragraph of this Agreement or to such other address as Company may designate by notice to Executive as provided herein. Any such communication shall be deemed to have been given to Executive or Company on the first business day following that mailing. In addition, any such communication may also be given by (i) personal delivery which shall be deemed to have been given upon receipt; (ii) facsimile which shall be deemed to have been given upon telephonic confirmation of successful transmission; or (iii) first class certified mail, return receipt requested, postage prepaid, addressed to the party to whom that notice is to be given and when notice is given in this manner it shall be deemed received on the seventh day after that notice was deposited with the United States Postal Service or Post Canada.

9. ASSIGNMENT; SUCCESSORS

9.1 By Company. This Agreement is fully assignable by Company to any person or entity, including any successor entity; provided, however, that any such person or entity shall assume Company’s obligations under this Agreement in accordance with its terms.

9.2 By Executive. Executive may not assign this Agreement or any part of this Agreement without Company’s prior written consent, which consent may be given or withheld by Company acting in its sole and absolute discretion.

10. REMEDIES.

10.1 Uniform Trade Secrets Act. If Executive breaches any provision of Section 6 of this Agreement, Company shall have the right to invoke any and all remedies provided under the California Uniform Trade Secrets Act (California Civil Code §§3426, et seq.) or other statutes or common law remedies of similar effect.

10.2 Non-Exclusive Remedies. The remedies provided to Company in this Section 10 are cumulative, and not exclusive, of any other remedies that may be available to Company.

10.3 Arbitration. Any controversy, dispute or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement or Executive’s employment with Company, shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Section and the then most applicable rules of the American Arbitration Association, except as modified by this Section 10.3, but only if one (or both) of the parties requests such arbitration. The arbitrator shall be bound by the express provisions of this Agreement and by the laws of the jurisdiction chosen by the parties to be the law governing the interpretation of this Agreement. The arbitrator shall permit such discovery as required by applicable law and as sufficient to adequately arbitrate Executive’s statutory claims (if any have been asserted), including access to essential documents and witnesses where required by applicable law. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Notwithstanding the foregoing, to the extent permitted by applicable law either party may in an appropriate manner apply to a court pursuant to California Code of Civil Procedure Section 1281.8, or any comparable provision, for provisional relief, including a temporary restraining order or a preliminary or permanent injunction (such as specified in Section 10.1 of this Agreement), on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Nor shall anything in this Section 10 (to the extent permitted by applicable law) prevent any party from (i) joining any party as a defendant in any action brought by or against a third party; (ii) bringing an action in court to effect any attachment or garnishment; or (iii) bringing an action in court to compel arbitration as required by this Section 10.

If the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the “Independent” (or “Gold Card”) list of retired judges. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this Section 10 the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or she would be entitled to summary judgment if the matter had been pursued in court litigation.

To the extent permitted by law, the initial fees and costs of the arbitrator shall be borne by the Company, with Company being responsible for the costs and fees of the arbitration and the prevailing party shall be entitled to reimbursement for legal fees and costs incurred by the other.

The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties.

Any arbitration shall take place in the county of Orange, California.

THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE IN THE MANNER REQUIRED BY THIS SECTION 10, THEY ARE WAIVING THEIR RIGHTS TO HAVE ANY DISPUTE ARISING OUT OF THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT BY COMPANY TRIED BEFORE AND ADJUDICATED BY A JURY, INCLUDING DISPUTES RELATING TO ANY CLAIM EXECUTIVE MAY HAVE FOR UNLAWFUL TERMINATION OF HER EMPLOYMENT OR FOR A VIOLATION OF ANY FEDERAL, STATE OR OTHER LAW OR STATUTORILY PROTECTED RIGHTS, (SUCH AS, WITHOUT LIMITATION, AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED, 29 U.S.C. §§ 621—634; OLDER WORKERS BENEFIT PROTECTION ACT, AS AMENDED, 29 U.S. §§ 621, 623; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, 42 U.S.C. §§ 2000E—2000E-17; THE FAIR LABOR STANDARDS ACT OF 1938 AS AMENDED; THE EQUAL PAY ACT OF 1963, AS AMENDED, 29 U.S.C. §§ 206(D); THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, 29 U.S.C. §§ 1001—1461; THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, AS AMENDED, 29 U.S.C. § 2101 ET SEQ.; THE NATIONAL LABOR RELATIONS ACT, AS AMENDED, 29 U.S.C. §§ 151-169; FAMILY AND MEDICAL LEAVE ACT OF 1993, AS AMENDED, 29 U.S.C. § 825 ET SEQ. AMERICANS WITH DISABILITY ACT OF 1990, AS AMENDED, 42 U.S.C. §§ 12101 ET. SEQ.; INFLICTION OF EMOTIONAL DISTRESS, DEFAMATION, PERSONAL INJURY AND BREACH OF CONTRACT, WHICH INCLUDE DISCRIMINATION ON THE BASIS OF AGE, RACE, GENDER, DISABILITY, ETHNIC ORIGIN OR SEXUAL ORIENTATION). NEVERTHELESS, BOTH PARTIES AGREE TO WAIVE ALL SUCH RIGHTS THEY MAY HAVE TO A JURY TRIAL AND TO SUBMIT ALL SUCH DISPUTES TO BINDING ARBITRATION IN ACCORDANCE WITH THE TERMS OF THIS SECTION 10.

Company	/s/ DC	Executive	/s/ KRC
	(initials)		(initials)

11. NO CONFLICT. Executive represents and warrants that neither his execution of this Agreement nor his performance under this Agreement will (i) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, any contract or other obligation to which Executive is a party or by which he is bound; or (ii) violate any judgment or other order applicable to Executive. Executive shall indemnify, defend and hold harmless Company from and against any and all claims, liabilities, lawsuits, judgments, losses, costs, fees and expenses (including reasonable attorneys’ fees, costs and expenses) that Company or any of its agents, affiliates, employees, shareholders, officers or directors may suffer or incur as a result of Executive’s breach or alleged or threatened breach of any of the representations and warranties set forth in this paragraph.

12. GENERAL.

12.1 Captions. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12.2 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with regard to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.

12.3 Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants of this Agreement may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision of this Agreement shall in no manner affect such party’s right at a later time to enforce such performance. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

12.4 No Other Representations. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or be liable for any alleged representation, promise or inducement not so set forth.

12.5 Severability. If any of the provisions of this Agreement (including Section 10) are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and, with respect to reformation of any provision of Section 10, to ensure that the resolution of all conflicts between the parties (including those arising out of statutory claims) shall be resolved by neutral, binding arbitration. If a court should find that any provision set forth in Section 10 is not absolutely binding, the parties intend that any arbitration decision and award with respect to this Agreement be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

12.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement, to produce or account for more than one such counterpart.

12.7 Withholding. Notwithstanding anything in this Agreement to the contrary, all payments that Company is required to make under this Agreement to Executive or Executive’s estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

12.8 Tax Consequences. Company shall have no obligation to any person entitled to the benefits of this Agreement with respect to any tax obligation any such person incurs as a result of or attributable to this Agreement, including any supplemental agreements, stock option plans or employee benefit plans, or arising from any payments made or to be made under this Agreement or thereunder.

12.9 Consent to Jurisdiction. The parties to this Agreement agree that all actions or proceedings arising directly or indirectly from this Agreement shall be arbitrated or litigated before arbitrators or in courts having a situs within Orange County, California; hereby consent to the jurisdiction of any local, state or federal court in which such an action or proceeding is commenced that is located in Orange County, California; agree not to disturb such choice of forum (including waiving any argument that venue in any such forum is not convenient); agree that any litigation initiated by any party hereto in connection with this Agreement may be venued in either the state or federal courts located in Orange County, California; agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; and waive the personal service of any and all process upon them and consent that all such service of process may be made by certified or registered mail, return receipt requested, addressed to the respective parties at the address set forth above.

12.10 Gender References. References in this Agreement to any gender shall include the masculine, feminine and neuter genders.

12.11 Construction. In all instances when appearing in this Agreement, the terms “including,” “include” and “includes” shall be deemed to be followed by “without limitation.”

12.12 Termination of Consulting Agreement. Upon execution and delivery of this Agreement, the Consulting Agreement dated June 20, 2006, as amended as of December 20, 2006 and as of March 30, 2007, by and between BioLargo and Executive shall be terminated and be of no force and effect.

12.13 Joint and Several Obligations. All obligations of each of BioLargo and BLTI hereunder are deemed to be joint and several obligations to the Executive.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BIOLARGO, INC.

By:	/s/ DENNIS CALVERT
Title:	President

BIOLARGO LIFE TECHNOLOGIES, INC.

By:	/s/ DENNIS CALVERT
Title:	President

Executive:

/s/ KENNETH REAY CODE
Kenneth Reay Code